PRICING SUPPLEMENT                                          File No. 333-109802
------------------
(To Prospectus Supplement and Prospectus                         Rule 424(b)(3)
dated November 26, 2003)
Pricing Supplement Number:  2391


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:$200,000,000           Original Issue Date:      July 27, 2004

CUSIP Number:    59018YUC3              Stated Maturity Date:     July 27, 2007

Issue Price:     100%

Interest Calculation:                     Day Count Convention:
--------------------                      --------------------
[ x ]    Regular Floating Rate Note         [ x ]    Actual/360
[   ]    Inverse Floating Rate Note         [   ]    30/360
         (Fixed Interest Rate):             [   ]    Actual/Actual

Interest Rate Basis:
-------------------
[ x ]    LIBOR                              [   ]    Commercial Paper Rate
[   ]    CMT Rate                           [   ]    Eleventh District Cost
[   ]    Prime Rate                                  of Funds Rate
[   ]    Federal Funds Rate                 [   ]    CD Rate
[   ]    Treasury Rate                      [   ]    Other (see attached)
Designated CMT Page:                      Designated LIBOR Page:
          CMT Moneyline Telerate Page:     LIBOR Moneyline Telerate Page:  3750
                                                     LIBOR Reuters Page:

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
Index Maturity:            Three Months                              Minimum Interest Rate:     Not Applicable

Spread:                    + 0.125%                                  Maximum Interest Rate:     Not Applicable

Initial Interest Rate:     Calculated as if the Original Issuer      Spread Multiplier:         Not Applicable
                           Date was an Interest Reset Date

Interest Reset Dates:      Quarterly, on the 27th of January, April, July and October, commencing on October
                           27, 2004, subject to modified following Business Day convention.


Interest Payment Date:     Quarterly, on the 27th of January, April, July and October, commencing on October
                           27, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                      The Notes are being issued in fully registered book-entry form.

Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), ABN AMRO
                           Incorporated and Wachovia Securities Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated July 22, 2004 (the "Agreement"), between Merrill
                           Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                               Principal Amount of the Notes
                           ------------                               -----------------------------
                           Merrill Lynch, Pierce, Fenner & Smith                       $196,000,000
                                       Incorporated
                           ABN AMRO Incorporated                                         $2,000,000
                           Wachovia Securities Inc.                                      $2,000,000
                                                                                       ------------
                                                     Total                             $200,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:     0.25%

Dated:                     July 22, 2004

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